CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios and to the use of our report dated December 1, 2014 on the financial statements and financial highlights of Ziegler Strategic Income Fund, a series of shares of beneficial interest in the Trust for Advised Portfolios.  Such financial statements and financial highlights appear in the September 30, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
January 22, 2015